Exhibit 23.2  CONSENT OF DELOITTE & TOUCHE LLP INDEPENDENT AUDITORS

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-55687 and No. 33-111735 of First Commonwealth Financial Corporation on Form S-8 and Registration Statement No. 333-111732 of First Commonwealth Financial Corporation on Form S-3 of our report, dated January 22, 2003 on the consolidated balance sheet of First Commonwealth Financial Corporation as of December 31, 2002 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years then ended, appearing in this Annual Report on Form 10-K of First Commonwealth Financial Corporation for the year ended December 31, 2003.

/S/Deloitte & Touche LLP

DELOITTE & TOUCHE, LLP
Pittsburgh, Pennsylvania
March 10, 2004